Exhibit 99.1

Kaleido Biosciences Announces Proposed Public Offering of Common Stock

LEXINGTON, Mass., February 3, 2021 – Kaleido Biosciences, Inc. (Nasdaq: KLDO), a clinical-stage healthcare company with a differentiated, chemistry-driven approach to targeting the microbiome to treat disease and improve human health, today announced that it intends to sell, subject to market and other conditions, $50 million of shares of its common stock in an underwritten public offering. Kaleido also intends to grant the underwriters a 30-day option to purchase an additional $7.5 million of shares of its common stock offered in the public offering. There can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. All of the shares in the proposed offering are to be sold by Kaleido.

Morgan Stanley and Piper Sandler are acting as joint book-running managers for the offering.

Kaleido intends to use the net proceeds from the offering, in addition to its existing cash resources, to fund its continued research and development activities, including the completion of the ongoing clinical studies of KB109 in patients with mild-to-moderate COVID-19 and the ongoing clinical study of KB295 in patients with mild-to-moderate ulcerative colitis; to conduct additional studies or initiate preparation for commercialization of KB109 if current studies in patients with mild-to-moderate COVID-19 are successful; to generate additional data and/or begin clinical studies in other areas such as immuno-oncology, cardiometabolic and liver diseases and diseases associated with pathogens; to fund any other research and development activities that relate to its current and future clinical and preclinical activities; and the remainder for planned general and administrative expenses, working capital and other general corporate purposes.

The securities described above are being offered by Kaleido pursuant to a shelf registration statement on Form S-3 (No. 333-240323), including a base prospectus. The securities will be offered only by means of a prospectus. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained, when available, from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014 and Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924, or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Kaleido Biosciences

Kaleido Biosciences is a clinical-stage healthcare company with a differentiated, chemistry-driven approach to targeting the microbiome to treat disease and improve human health. The Company has built a product platform to enable the rapid and cost-efficient discovery and development of novel Microbiome Metabolic Therapies (MMT™). MMTs are designed to modulate the metabolic output and profile of the microbiome by driving the function and distribution of the gut’s existing microbes. Kaleido is advancing a broad pipeline of MMT candidates with the potential to address a variety of diseases and conditions with significant unmet patient needs.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the completion of the proposed offering and the use of proceeds from the proposed offering. The use of words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “intend,” “future,” “potential,” or “continue,” and other similar expressions are intended to identify such forward-looking statements. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include fluctuations in our stock price, changes in market conditions and satisfaction of customary closing conditions related to the public offering and those risks more fully discussed in the section entitled “Risk Factors” in Kaleido’s annual report on Form 10-K for the fiscal year ended December 31, 2019 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, which are available at www.sec.gov, as well as discussions of potential risks, uncertainties, and other important factors in Kaleido’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statements represent Kaleido’s views only as of today and should not be relied upon as representing its views as of any subsequent date. All information in this press release is as of the date of the release, and Kaleido undertakes no duty to update this information unless required by law.

Contacts:

Kaleido Biosciences

William Duke, Jr.

Chief Financial Officer

617-890-5772

william.duke@kaleido.com

Investors

Mike Biega

Solebury Trout

617-221-9660

mbiega@soleburytrout.com

Media

Rich Allan

Solebury Trout

646-378-2958

rallan@soleburytrout.com